UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 3, 2020

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

000-14710	Delaware	52-2154066
(Commission File Number)	(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2200 Powell Street, Suite 310, Emeryville, California	94608
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (510) 204-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0075 per share	XOMA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 5, 2020, XOMA (US) LLC (the “Company” or “XOMA”), a wholly-owned subsidiary of XOMA Corporation, entered into a Collaboration and License Agreement (the “Agreement”) with Cadila Healthcare Limited (“Zydus”), a company organized and existing under the laws of India, effective as of March 3, 2020. Pursuant to the Agreement, the Company acquired the rights to receive potential royalty payments in the single to low double-digit percentages of the aggregate net sales in India, Brazil, Mexico and certain other emerging markets (the “Zydus Territory”) associated with an IL-2-based immuno-oncology drug candidate that combines Zydus’s IL-2 candidate with XOMA’s anti-IL-2 monoclonal antibody (the “Drug Candidate”). Pursuant to the Agreement, Zydus will make certain development, regulatory and commercial milestone payments to the Company in the potential aggregate amount of up to $24 million upon the occurrence of certain events as set forth in the Agreement and share with the Company revenue received from third party sublicensees in the Zydus Territory. Zydus will be solely responsible for the development of the Drug Candidate through the first Phase 2 clinical study at its sole cost.

Subject to a right of first negotiation granted to Zydus to acquire rights to the Drug Candidate world-wide outside of the Zydus Territory (the “XOMA Territory”), which expires 180 days following the completion of the Drug Candidate’s first Phase 2 clinical study, the Company retains the rights to develop and commercialize the Drug Candidate in the XOMA Territory itself or through one or more third party sublicensees. The Company’s development and commercialization of the Drug Candidate in the XOMA Territory would be subject to the payment of low to mid teen-digit royalties to Zydus on the aggregate net sales of the Drug Candidate, or sharing with Zydus revenue received from third party sublicensees.

Unless earlier terminated, the Agreement will remain in effect until the expiration of all payment obligations by either party with respect to the Drug Candidate. The Agreement may be terminated (i) by mutual agreement, (ii) by either party for the other party’s uncured material breach, bankruptcy or competitive change of control, (iii) by Zydus prior to expiration of its right of first negotiation due to safety or technical infeasibility or (iv) by Zydus following expiration of its right of first negotiation for convenience upon 90 days prior notice if prior to the first commercial sale of the Drug Candidate in the Zydus Territory or upon 180 days prior notice if after such first commercial sale.

The description of the Agreement contained herein does not purport to be complete, and is qualified in its entirety by reference to such Agreement, together with the exhibits thereto, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XOMA CORPORATION

Date: March 9, 2020	/s/ Thomas Burns
Thomas Burns
Senior Vice President, Finance and Chief Financial Officer